AMENDMENT TO RIGHTS AGREEMENT

     THIS AMENDMENT (this "Amendment"), is entered into as of June 13, 2006, between FOAMEX INTERNATIONAL INC., a Delaware corporation (the "Company"), and MELLON INVESTOR SERVICES LLC, as Rights Agent (the "Rights Agent"). Capitalized terms used in this Amendment, which are not otherwise defined herein, are used with the same meaning ascribed to such terms in the Agreement.

                               W I T N E S S E T H

     WHEREAS, in connection with the Rights Agreement dated as of August 5, 2004, between the Company and the Rights Agent (the "Agreement"), the Board of Directors of the Company deems it advisable and in the best interests of the Company and its stockholders to amend the Agreement in accordance with Section 27 of the Agreement; and

     WHEREAS, pursuant to its authority under Section 27 of the Agreement, the Board of Directors of the Company has authorized and approved this Amendment to the Agreement as of the date hereof.

     NOW, THEREFORE, the Agreement is hereby amended as follows:

     1.   Amendments.

          (a) The definition of "Acquiring Person" in Section 1(a) of the Agreement is hereby deleted in its entirety and replaced to read as follows:

     "Acquiring Person" shall mean any Person who, together with all Affiliates and Associates of such Person, shall hereafter become the Beneficial Owner of 20% or more of the Common Shares then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan or for purposes of funding or providing Common Shares to any such plan, (iv) any Scotia Stockholder (as hereinafter defined) so long as such Scotia Stockholder is not the Beneficial Owner of 25% or more of the Common Shares then outstanding, or (v) D.E. Shaw Laminar Portfolios, L.L.C., Par IV Capital Management LLC, Paloma International L.P., Sigma Capital Management, LLC or Goldman, Sachs & Co. (each such entity, an "Excepted Entity"), any investment fund or account managed or controlled by an Excepted Entity or its Affiliate or Associate, or any Affiliate or Associate of an Excepted Entity. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as a result of an acquisition of Common Shares by the Company, which acquisition, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more (or, in the case of a Scotia Stockholder, 25% or more)

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of the Common Shares then outstanding; provided, however, that if a Person shall become the beneficial owner of 20% or more (or, in the case of a Scotia Stockholder, 25% or more) of the Common Shares then outstanding by reason of such share purchases by the Company and shall, after such share purchases, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person". Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provision, has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions, then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement.

          (b) Sections 1(c)(ii) and (iii) of the Agreement are hereby deleted in their entirety and replaced to read as follows:

     (ii) that such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to vote, hold, acquire or dispose of, or of which any of them, directly or indirectly, has "beneficial ownership" (as determined pursuant to Rule 13d-3 of the Rules, as in effect on the Record Date) (including, except as hereinafter provided, pursuant to any agreement, arrangement or understanding, whether or not in writing); provided, however, that a Person shall not be deemed to be the Beneficial Owner of, or to beneficially own, any security under this subparagraph (ii) as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the Rules and is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or
successor  report);  and  provided,   further,  that  a  Person  (including  any
Affiliates  or  Associates  of  such  Person)  shall  not  be  deemed  to be the
Beneficial   Owner  of,  or  to  beneficially   own,  any  security  under  this
subparagraph (ii) solely as a result of an agreement, arrangement or understanding entered into with any other Person during, or in connection with, the Company's chapter 11 case pending in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Case");

     (iii) that are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person's Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing), for the purpose of, or with respect to, acquiring, holding, voting (except as described in the proviso to subparagraph (ii) of this paragraph (c)) or disposing of any voting securities of the Company; provided, however, that a Person (including any Affiliates or Associates of such Person) shall not be deemed to be the Beneficial Owner of, or to beneficially own, any security under this subparagraph (iii) solely as a result of an agreement, arrangement or understanding entered into with any other Person during, or in connection with, the Bankruptcy Case; and


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     2.   Counterparts.  This  Amendment may  be  executed  in any  one or  more counterparts, each of which shall be deemed an original and all of which shall together constitute the same Amendment.

     3. Effectiveness. This Amendment shall be effective as of the date first written above, and except as expressly set forth herein, the Rights Agreement, as amended, shall remain in full force and effect and otherwise shall be unaffected hereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed effective as of the date first above written.


                                         FOAMEX INTERNATIONAL INC.


                                         By:  /s/ Gregory J. Christian
                                              ----------------------------------
                                              Name:   Gregory J. Christian
                                              Title:  Executive Vice President
                                                      and General Counsel



MELLON INVESTOR SERVICES LLC


By:  /s/ Mitzi J. Brinkman
     -----------------------
     Name:   Mitzi J. Brinkman
     Title:  Client Relationship Executive


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